EXHIBIT 16.1

August 15, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by Lion-Gri International, Inc. which was filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated August 14, 2006. We agree with the statements made under Item 4 concerning our Firm in such Form 8-K.

Very truly yours,

s/ Sherb & Co., LLP
--------------------------
Sherb & Co., LLP